EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 29, 2008, with respect to the consolidated financial statements and schedule included in the Annual Report of Baldwin Technology Company, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements on Form S-3 (No. 33-33104, No. 33-42265 and No. 33-41586) and the Registration Statements on Form S-8, (No. 33-20611, No. 33-30455, No. 33-58104, No. 33-58106, No. 33-56329, No. 333-44631, No. 333-95743, No. 333-121275 and 333-131404).

/s/  Grant Thornton LLP
Grant Thornton LLP

New York, New York
September 29, 2008